Exhibit 1(c)

                         SCUDDER MANAGED MUNICIPAL BONDS

                 Amended Establishment and Designation of Series
                    of Beneficial Interest, without Par Value

     The undersigned, being a majority of the Trustees of Scudder Managed Municipal Bonds, a Massachusetts business trust (the "Trust") acting pursuant to
Section 5.11 of the Declaration of Trust dated September 24, 1976, as amended (the "Declaration of Trust"), divided, as of October 29, 1986, the shares of beneficial interest of the Trust into two separate series (each individually a "Fund" or collectively the "Funds"), each Fund so created having the following special and relative rights:

     1. The Funds shall be designated as follows:

        Scudder Managed Municipal Bonds

        Scudder High Yield Tax Free Fund

     2. Each Fund shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities Act of 1933, as amended. Each share of beneficial interest of each Fund ("Share") shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of that Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Fund. The proceeds of sales of shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund, unless otherwise required by law. Each share of a Fund shall be entitled to receive its pro rata share of net assets of that Fund upon liquidation of that Fund. The assets of each Fund shall not be charged with liabilities attributable to any other Fund. All persons extending credit to or contracting with or having any claim against a Fund shall look only to the assets of that Fund for payment of such credit, contract or claim. Each holder of shares of a Fund shall be entitled to receive his pro-rata share of distributions income and capital gains made with respect to such Fund. Upon redemption of his shares, or indemnification for liabilities incurred by reason of his being or having been a shareholder of a Fund, such shareholder shall be paid solely out of the property of such Fund. A shareholder of a Fund shall not be entitled to participate in a derivative


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or class action on behalf of any other Fund or the shareholders of any other
Fund.

     3. Shareholders of each Fund shall vote separately as a class on any matter except, consistent with the Investment Company Act of 1940, as amended, (the "Act") and the rules and the Trust's registration statement thereunder, (i) the election of Trustees, (ii) any amendment of the Declaration of Trust, unless the amendment affects fewer than all classes, in which case shareholders of the affected classes shall vote separately, and (iii) ratification of the selection of auditors. In each case of such separate voting, the Trustees shall determine whether, for the matter to be effectively acted upon within the meaning of Rule 18f-2 under the Act or any successor rule as to a Fund, the applicable percentage (as specified in the Declaration of Trust, or the Act and the rules thereunder) of the shares of that Fund alone must be voted in favor of the matter, or whether the favorable vote of such applicable percentage of the shares of each Fund entitled to vote on the matter is required.

     4. The shares of the Trust outstanding on October 29, 1986 are hereby classified as shares of the Fund designated in Paragraph 1 above as Scudder Managed Municipal Bonds.

     5. The assets and liabilities of the Trust existing on October 29, 1986 shall, except as provided below, be allocated to the Fund designated in Paragraph 1 above as Scudder Managed Municipal Bonds and, thereafter, the assets and liabilities of the Trust shall be allocated among the Funds as set forth in
Section 5.11 of the Declaration of Trust, except as provided below.

          (a) The liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular Fund shall be allocated among the Funds on the basis of their relative average daily net assets.

          (b) The Trustees may from time to time in particular cases make specific allocations of assets or liabilities among the Funds.


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     6. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created, or to otherwise change the special and relative rights of any such Fund provided that such change shall not adversely affect the rights of shareholders of a Fund.


                                       /s/ David S. Lee
                                       ----------------------------------
                                       David S. Lee


                                       /s/ Daniel Pierce
                                       ----------------------------------
                                       Daniel Pierce


                                       /s/ Dawn-Marie Driscoll
                                       ----------------------------------
                                       Dawn-Marie Driscoll


                                       /s/ Peter B. Freeman
                                       ----------------------------------
                                       Peter B. Freeman


                                       /s/ George M. Lovejoy Jr.
                                       ----------------------------------
                                       George M. Lovejoy, Jr.


                                       /s/ Wesley W. Marple Jr.
                                       ----------------------------------
                                       Wesley W. Marple, Jr.


                                       /s/ August R. Meyer
                                       ----------------------------------
                                       August R. Meyer

Date:  November 3, 1987